MARKETING, CAPACITY AND STORAGE SERVICES AGREEMENT

                                  BETWEEN

                          BLACK HILLS CORPORATION

                                    AND

                                PACIFICORP

























     EXHIBIT A

                             TABLE OF CONTENTS

                                                             Page

          1    Definitions  . . . . . . . . . . . . . . . . . . . .  2
          2    Effective Date and Termination . . . . . . . . . . . .4
          3    PacifiCorp's Purchase of Black Hills Surplus Energy. .5
          4    Sales of Capacity  . . . . . . . . . . . . . . . . . .7
          5    Storage of Heavy Load Hour Energy. . . . . . . . . . .9
          6    Prices . . . . . . . . . . . . . . . . . . . . . . . 11
          7    Payments and Billing . . . . . . . . . . . . . . . . 14
          8    Scheduling . . . . . . . . . . . . . . . . . . . . . 17
          9    Point of Delivery. . . . . . . . . . . . . . . . . . 17
          10   Uncontrollable Forces. . . . . . . . . . . . . . . . 18
          11   Indemnification. . . . . . . . . . . . . . . . . . . 19
          12   Choice of Law. . . . . . . . . . . . . . . . . . . . 20
          13   Waiver . . . . . . . . . . . . . . . . . . . . . . . 20
          14   Arbitration. . . . . . . . . . . . . . . . . . . . . 20
          15   Audit Rights . . . . . . . . . . . . . . . . . . . . 21
          16   Assignability. . . . . . . . . . . . . . . . . . . . 22
          17   Entire Agreement . . . . . . . . . . . . . . . . . . 22
          18   Notices. . . . . . . . . . . . . . . . . . . . . . . 23
          Appendix A - Sample Calculation of Rate of Deposit

             MARKETING, CAPACITY AND STORAGE SERVICES AGREEMENT
                                  BETWEEN
                          BLACK HILLS CORPORATION
                                    AND
                                PACIFICORP

          This MARKETING, CAPACITY AND STORAGE SERVICES AGREEMENT ("Agreement"), dated this 1st day of September, 1995 is between Black Hills Corporation, a South Dakota corporation ("Black Hills") and PacifiCorp, an Oregon corporation. Black Hills and PacifiCorp are sometimes referred to herein collectively as "Parties" and individually as "Party."

          WHEREAS, Black Hills' Neil Simpson II Unit ("NSII") was operational on or about July 1, 1995 and produces some short-term surplus energy in addition to the required needs of Black Hills.

          WHEREAS, PacifiCorp desires to purchase energy that is excess to Black Hills needs.

          WHEREAS, PacifiCorp desires to provide capacity, and to store and shape energy in its system for return to Black Hills at times when the energy may have higher value to Black Hills.

          WHEREAS, PacifiCorp and Black Hills are Parties to the
     Reserve Capacity Integration Agreement dated May 5, 1987 ("RCIA") which provides mutual reserve capacity.

          NOW, THEREFORE, the Parties hereto agree as follows:

                          Section 1: Definitions

          1.1 "Annual Energy Requirement" shall mean the amount of energy Black Hills elects to store in the Storage Account for a calendar year.

          1.2 "Black Hills' Loads" shall mean: (i) energy required to supply all of Black Hills' firm wholesale and non-end user contracts of five months or greater in duration (including such contracts which Black Hills may enter into from time to time after the execution of this Agreement), (ii) energy scheduled to PacifiCorp for the Storage Account, and (iii) energy required to serve Black Hills' retail customers as they exist from time to time. "Firm wholesale and non-end user contracts" as referenced in the previous sentence are not contracts, such as this Agreement, that sell surplus energy on an available basis only and at market prices which are updated each day notwithstanding that such contracts may have a term of five months or longer.

          1.3 "Black Hills' Resources" shall mean all energy produced from Black Hills' presently owned generation resources plus Black Hills' energy entitlement under the Colstrip Agreement.

          1.4  "Colstrip Agreement" shall mean the Power Sales
     Agreement dated December 31, 1983 between PacifiCorp and Black
     Hills.

          1.5 "Heavy Load Hours" shall mean the schedule hours 0700 through 2200 Mountain Time, Monday through Saturday.

          1.6 "Light Load Hours" shall mean the schedule hours 2300 through 0600 Mountain Time, Monday through Saturday and all hours on Sundays and all holidays observed by the Western Systems
     Coordinating Council (WSCC).

          1.7 "Market Price" shall be determined daily for Light Load Hours and Heavy Load Hours. Market Price for Light Load Hours shall mean the simple average of the high and low daily indices for Palo Verde and the high and low daily indices for COB/NOB for off peak non-firm prices, or $8.00/MWh, whichever is greater. Market Price for Heavy Load Hours shall mean the simple average of the high and low daily indices for Palo Verde and the high and low daily indices for COB/NOB for peak non-firm prices, or $8.00/MWh, whichever is greater. If a market quote for either of the indices is not available for any day, the high-low average of the other index shall be used for that day. If neither index is available, indices from an adjacent, like day shall be used. The initial indices shall be as published by Economic Insight, Inc., in its "Energy Market Report." In the event that these indices no longer accurately reflect the true market value of nonfirm energy or such indices are no longer published, the parties shall endeavor to agree upon substitute indices to more accurately reflect market value. In the event of a dispute under this provision, the Parties agree to resolve the dispute by arbitration.

          1.8 "Peaking Capacity" shall mean electric capacity purchases under Section 4.

          1.9 "Peaking Energy" shall mean energy associated with Peaking Capacity made available by PacifiCorp.

          1.10 "Storage Account" shall mean an energy account established by PacifiCorp for Black Hills.

          1.11 "Storage Period" shall mean all the Heavy Load Hours in the months of March, April, May, September, October, and November excluding the Heavy Load Hours that either NSII or the Wyodak Plant is out of service for annual planned maintenance.

          1.12 "Summer Season" shall mean each April 1 through
     September 30 period during the term of this Agreement.

          1.13 "Surplus Energy" shall mean the energy that PacifiCorp purchases from Black Hills pursuant to Section 3.

          1.14 "Winter Season" shall mean each October 1 through
     March 31 period during the term of this Agreement.

                 Section 2: Effective Date and Termination

          2.1 Effective Date. This Agreement shall be effective at 0000 hours Mountain time on the 1 st day of December, 1995 or such later day as may be established by the Federal Energy
     Regulatory Commission (FERC).

          2.2 FERC Approval. PacifiCorp shall file this Agreement with the FERC pursuant to Section 205 of the Federal Power Act. Black Hills shall file a certificate of concurrence in PacifiCorp's filing. Black Hills shall supply Pacific with information reasonably necessary to support PacifiCorp's filing. The Parties shall afford each other a reasonable opportunity to review and comment in advance upon any written material proposed to be submitted by them to the FERC in connection with this Agreement. If the FERC does not accept or approve this agreement for filing in its entirety, the Parties shall attempt to amend this Agreement to comply with the FERC action in a manner consistent with the Parties' original intent. In the event such amendment is not executed by the Parties within sixty days, or longer if the Parties mutually agree to an extension, following the FERC's action, PacifiCorp shall file a notice of cancellation with the FERC in a timely manner and this Agreement shall terminate.

          2.3 Additional FERC Review. The methodologies utilized for pricing purposes in this Agreement and the pricing formulae specified herein shall remain in effect through the term of this Agreement and neither Party shall petition the FERC pursuant to the provisions of Sections 205 or 206 of the Federal Power Act to amend such methodologies, prices or formulae or support such a petition filed by any third party.

          2.4 Termination. Except as provided in Subsection 4.5, this Agreement shall terminate as of 2400 hours, Mountain Time on March 31, 2002.

          Section 3:     PacifiCorp's Purchase of Black Hills Surplus
                         Energy

          3.1  Purchases.  Except as otherwise provided in this
     Section 3, commencing on the Effective Date of this Agreement and continuing through the 2400 hour, Mountain Time on December 31, 2000, Black Hills shall be obligated to sell and PacifiCorp shall be obligated to purchase an amount of energy equal to the difference between Black Hills' Resources and Black Hills' Loads.

          3.2 Production Cost Exception. Black Hills shall not be obligated to generate energy to sell to PacifiCorp hereunder or schedule energy above contract minimums under the Colstrip Agreement if the incremental cost of doing so is forecasted by Black Hills, in its sole judgment to be greater than the estimated revenue Black Hills would receive for such energy as determined pursuant to Subsection 6.2 or 6.3. Black Hills shall, in its sole judgment, determine such incremental cost, the estimated revenue it would receive, and the amount of energy it can make available to PacifiCorp; provided, that prior to January 1, 2001, none of the energy to be sold to PacifiCorp as described in Subsection 3.1 shall be generated or scheduled by Black Hills for any purpose other than service to Black Hills' Loads or sale to PacifiCorp hereunder.

          3.3 Other Resources. Nothing herein shall prevent Black Hills from purchasing energy under contracts other than the Colstrip Agreement or producing energy from generation acquired by Black Hills after the date of this Agreement and scheduling that energy on a nonfirm basis to others.

          3.4 Black Hills' Resources Operating Levels. Black Hills shall, in its sole judgment, determine prudent operating levels of the Black Hills' Resources; provided, that such determination shall be consistent with the provisions set forth in Subsections
     3.1 and 3.2.

          3.5 Transmission Limitation Purchase Exception. PacifiCorp shall not be obligated to purchase energy hereunder that, if purchased, would require a curtailment of PacifiCorp's generating capability at its Dave Johnston Plant due to transmission limitations which restrict PacifiCorp's ability to transfer additional energy out of the State of Wyoming; provided that PacifiCorp shall limit the use of this exception to a maximum of 10% of the hours each year.

                       Section 4: Sales of Capacity

          4.1 Sale of Peaking Capacity. Commencing October 1, 1996, and continuing for each Winter Season and for each Summer Season through March 31, 2002, Black Hills shall have the option to purchase from PacifiCorp 0 to 60 megawatts of Peaking Capacity (in whole megawatt increments). Such option shall be exercised as to each Winter Season and Summer Season and shall be exercised by Black Hills at least six months prior to the respective season by providing PacifiCorp written notice of the desired amount of the Peaking Capacity associated with the season for which the option is being exercised. Notice for the first Winter Season hereunder is due on or before April 1, 1996.

          4.2 Requirement to Exercise Options. Black Hills shall fully exercise its Peaking Capacity options by purchasing all of the 60 megawatts of Peaking Capacity for a Winter Season or a Summer Season in lieu of purchasing additional peaking capacity from a third party for any such Winter Season or Summer Season. Provided, even in the event Black Hills has not fully exercised its Peaking Capacity option for any season, Black Hills shall not be precluded from purchasing from others peaking capacity and associated energy required to serve Black Hills Loads during such season if such requirements were due to events which were not anticipated by Black Hills in good faith at the time it exercised its option for that season; provided further, PacifiCorp shall have the option, to be exercised seven business days after receipt of notice of such unanticipated capacity requirement, to sell to Black Hills such additional capacity, but not to exceed, when added to other Peaking Capacity being sold, a total of 60 megawatts, at the option price in effect for that season.

          4.3 Additional Generator Exception. Black Hills shall be deemed not to be purchasing peaking capacity from third parties under Subsection 4.2 if it acquires such peaking capacity from a generator in which Black Hills, after the date of this Agreement, acquires an ownership or long-term leasehold interest, partial or whole.

          4.4 Peaking Energy Load Factor. PacifiCorp shall deliver Peaking Energy as scheduled by Black Hills at a rate up to 100% per hour of the Peaking Capacity being purchased and at an amount of up to 15% load factor per season. Black Hills shall not be obligated to schedule any minimum amount of Peaking Energy during any season.

          4.5 Extended Capacity Purchase Option. Black Hills shall have a one-time option to extend the purchase of 0 to 60 megawatts of Peaking Capacity from April 1, 2002 to March 31, 2007. PacifiCorp shall notify Black Hills prior to April 1, 2000, of its price for Peaking Capacity during the 2002 to 2007 option period. Black Hills shall exercise its option to extend prior to April 1, 2001. If Black Hills exercises such option, the seasonal notice and option to be exercised for each season to purchase from 0 to 60 megawatts, load factor, and Peaking Energy price shall be as set forth in Subsections 4.1, 4.2, 4.4, and 6.6, respectively, and the exceptions set forth in Subsections
     4.2 and 4.3 shall continue to apply.

                Section 5:  Storage of Heavy Load Hour Energy

          5.1 Account. Commencing January 1, 1996 and continuing through December 31, 2000, PacifiCorp shall establish a Heavy Load Hours Storage Account for Black Hills.

          5.2 Energy Deposits. On or before January 1 of each calendar year, Black Hills shall give PacifiCorp written notice specifying the Annual Energy Requirement to be deposited during such calendar year, a calculation of the rate of deposit pursuant to Subsection 5.3, and the planned maintenance schedule for NSII. Black Hills may choose an Annual Energy Requirement from 0 to 40,000 megawatt-hours each year. Any unused energy remaining in the Storage Account at the end of any year shall be rolled over to the next year, except that any energy remaining in the Storage Account on December 31, 2000, shall be withdrawn during 2001 for NSII or Wyodak Plant outages, or as otherwise mutually agreed, so as to bring the Storage Account balance to zero.

          5.3 Rate of Deposit. The annual amount of energy to be deposited in the Storage Account shall be calculated by subtracting any rolled-over energy from the Annual Energy Requirement. The rate of deposit shall be calculated by dividing this result by the number of Heavy Load Hours during the Storage Period. Black Hills shall adjust the Annual Energy Requirement so that the rate of deposit is a whole number of megawatt-hours per hour. Black Hills shall schedule energy to PacifiCorp at such rate of deposit during all Heavy Load Hours of the Storage Period except during hours that NSII or Wyodak have experienced a forced outage; provided, Black Hills shall have the right to vary the rate of deposit by plus or minus 25% of the constant rate rounded or truncated to the next megawatt. Any energy Storage Account shortage caused by such forced outage shall either be deposited in the Storage Account during other Heavy Load Hours within 12 months of the shortage or, at other times as the Parties mutually agree. A sample calculation of the rate of deposit is attached hereto as Appendix A.

          5.4 Withdrawals from the Storage Account. Black Hills may draw energy from the Storage Account only for the purpose of replacing energy from a forced or scheduled outage of NSII or its share of Wyodak, subject to the limitation of Subsection 5.5.
     Any draw for a forced outage shall commence after the first hour during which PacifiCorp provides reserve energy pursuant to the RCIA. The rate of draw from the Storage Account shall be the Annual Energy Requirement for such year. However, Black Hills may cause a deficit in the Storage Account from time to time so long as the total annual draw does not exceed the Annual Energy Requirement.

          5.5 Planned Maintenance for NSII. Black Hills intends to normally schedule annual maintenance for NSII during the Storage Period months. If Black Hills chooses to schedule annual maintenance for NSII at times other than Storage Period months, energy withdrawals from the Storage Account associated with such annual maintenance shall only be by mutual agreement of the Parties.

                             Section 6: Prices

          6.1 Surplus Energy Price. The price for Surplus Energy purchased by PacifiCorp pursuant to Section 3 shall be determined daily.

          6.2  Price for Surplus Energy During Light Load Hours.
     PacifiCorp shall pay Black Hills a price that is dependent on the Market Price for Light Load Hours Surplus Energy as follows:

          6.2.1 Market Price $10.00/MWh or less. If the Light Load Hour Market Price for a given day is $10.0/MWh or less, PacifiCorp shall pay Black Hills such Market Price for all Light Load Hour Surplus Energy scheduled to PacifiCorp for such day.

     6.2.2 Market Price Between $10.00 and $11.00/MWh.  If the
     Light Load Hour Market Price for a given day is greater than $10.00/MWh and not greater than $11.00/MWh, PacifiCorp shall pay Black Hills $10.00/MWh for all Light Load Hour Surplus Energy scheduled to PacifiCorp for such day.

          6.2.3 Market Price Greater than $11.00/MWh. If the Light Load Hour Market Price for a given day is greater than $11.00/MWh, PacifiCorp shall pay Black Hills $10.00/MWh plus 50% of the difference between the Market Price and $11.0/MWh for all Light Load Hour Surplus Energy scheduled to PacifiCorp for such day.

          6.3 Price for Surplus Energy Heavy Load Hours. PacifiCorp shall pay Black Hills a price that is dependant on the Market Price for Heavy Load Hours Surplus Energy as follows:

          6.3.1 Market Price $10.00/MWh or less. If the Heavy Load Hour Market Price for a given day is $10.00/MWh or less, PacifiCorp shall pay Black Hills such Market Price for all Heavy Load Hour Surplus Energy scheduled to PacifiCorp for such day.

          6.3.2 Market Price Between $10.00 and $12.00/MWh. If the Heavy Load Hour Market Price for a given day is greater than $10.00/MWh and not greater than $12.00/MWh, PacifiCorp shall pay Black Hills $10.00/MWh for all Heavy Load Hour Surplus Energy scheduled to PacifiCorp for such day.

          6.3.3 Market Price Greater than $12.00/MWh. If the Heavy Load Hour Market Price for a given day is greater than $12.00/MWh, PacifiCorp shall pay Black Hills $10.00/MWh plus 60% of the difference between Market Price and $12.00/MWh for all Heavy Load Hour Surplus Energy scheduled to PacifiCorp for such day.

          6.3.4 Example. If the Heavy Load Hour Market Price for a given day were determined to be $17.00/MWh, then Black Hills shall receive $13.00/MWh ($10 + 60% of ($17-$12)) for all Heavy Load Hour Surplus Energy for such day.

          6.4  Price For Peaking Capacity.  The price for Peaking
     Capacity pursuant to Subsection 4.1 shall be as follows:

               10/1/96-9/30/98       $2.00/kW-mo
               10/1/98-9/30/00       $2.50/kW-mo
               10/1/00-3/31/02       $3.00/kW-mo

          6.5 Price For Peaking Capacity During the 2002-2007 Term. The price for Peaking Capacity pursuant to Subsection 4.4 shall be calculated by PacifiCorp under the methodology set forth in this Subsection. PacifiCorp shall base its price per kW-month on the levelized annual fixed cost per megawatt of owning a typical simple cycle gas-fired combustion turbine with a rated capacity of approximately 70 megawatts and with an on-line date of 2002 in Wyoming. PacifiCorp shall assume depreciation over 25 years, and PacifiCorp's overall cost of capital using its currently-allowed FERC equity return. The Parties may apply to the FERC for a determination of the equity return component if there is a dispute as to such equity rate.

          6.6  Price for Peaking Energy.  Black Hills shall pay
     PacifiCorp the daily Market Price for all Peaking Energy.

          6.7 Price for Banking and Storage. Black Hills shall pay PacifiCorp a fixed price through the term of this Agreement of $4.00/MWh for each MWh withdrawn from the Storage Account. Black Hills shall not incur a liability until energy is removed from the Storage Account.

                     Section 7:  Payments and Billing

          7.1 Payments. Black Hills' payments for all Banking and Storage services, Peaking Energy, and Peaking Capacity and PacifiCorp's payments for Black Hills' Surplus Energy sales to PacifiCorp shall be credited against each other. A bill showing the net amount owed by one party to the other party shall be calculated monthly.

          7.1.1 Black Hills' Surplus Energy Sales Credit. The Black Hills' Surplus Energy sales credit shall be determined by applying the daily pricing mechanism in Subsections 6.2 and 6.3 to the Surplus Energy scheduled to PacifiCorp for Heavy Lead Hours and Light Load Hours respectively for each day of the billing month.

          7.1.2 Peaking Capacity Payment through March 31, 2002. The payment each month for Peaking Capacity shall equal the Peaking Capacity determined pursuant to Subsection 4.1 multiplied by the price specified in Subsection 6.4.

          7.1.3 Peaking Capacity Payment 2002-2007. The payment each month for Peaking Capacity shall equal the Peaking Capacity determined pursuant to Subsection 4.1 multiplied by the price as determined in Subsection 6.5.

          7.1.4 Peaking Energy. The payment each month for Peaking Energy shall be determined by applying the Market Price for Heavy Load Hours to the daily Peaking Energy scheduled from PacifiCorp pursuant to Subsection 4.4 for each day of the billing month.

          7.1.5 Banking and Storage Payment. The payment each month shall equal the amount of energy withdrawn from the Storage
     Account determined pursuant to Subsection 5.4 (stated in megawatt-hours) multiplied by the price as specified in Subsection 6.7.

          7.2 Billings. For those months Black Hills owes PacifiCorp payments under this Agreement, PacifiCorp shall bill Black Hills each month by overnight mail for all services provided hereunder for the preceding month at the address specified in Section 16 and Black Hills shall pay any bill showing an amount owing to PacifiCorp within 15 days of receipt. Payment for all service provided hereunder shall be made by wire transfer to PacifiCorp as stated below:

                    Attention: Cash Administrator
                    United States National Bank of Oregon
                    Metropolitan Branch
                    900 SW Sixth Avenue
                    Portland, Oregon 7204

     (for credit to PacifiCorp, Account Number 070-0000-169, A.B.A. No. 123000220).

          For those months PacifiCorp owes payments under this Agreement to Black Hills, PacifiCorp shall prepare and send a billing of the amount owing to Black Hills and shall pay the amount owing to Black Hills on or before the fifteenth day of the month following the month of energy deliveries for which payment is being made. Payment to Black Hills shall be made by wire transfer to Black Hills as stated below:

                    Norwest Bank South Dakota, N.A.
                    Minneapolis, Minnesota ABA #091000019
                    For credit to the account of:
                        Norwest Bank, South Dakota N.A.
                        Sioux Falls, South Dakota
                    For final credit to: Black Hills Power and Light #0880-017-785

          Payments not received when due shall be considered overdue. Simple interest shall accrue on any unpaid amounts at a rate equal to the interest rate as established by the Morgan
     Guaranty Trust Company of New York during the period of delinquency.

          7.3 Billing Disputes. In the event that any portion of any bill is in dispute, the disputed amount shall be paid under protest when due. Upon determination of the correct billing amount, the proper adjustment, with interest, shall promptly be paid to the Party to whom it is owed by the other Party after such determination. The interest rate applied shall be the prime interest rate as established by the Morgan Guaranty Company of New York.

                           Section 8: Scheduling

          Black Hills shall preschedule both Surplus Energy sold to PacifiCorp and any Peaking Energy associated with Peaking Capacity purchased from PacifiCorp by telephone (unless otherwise agreed by the Parties' schedulers) no later than 1000 hours on each work day observed by both Parties immediately preceding the day or days on which such energy is to be delivered, or as mutually agreed by the Parties' dispatchers or schedulers. PacifiCorp and Black Hills shall deliver the prescheduled energy, except as hourly load variation requires an hourly adjustment to those preschedules, to the Point of Delivery specified in Section 9.

                       Section 9: Point Of Delivery

          9.1 Point of Delivery. The deliveries of power and energy contemplated by this Agreement shall be made to the Wyodak Substation point of interconnection between Pacific's system and Black Hills' system as defined in the Wyodak Substation Construction, Ownership and Operation Agreement among Pacific, Black Hills and Tri-County Electric Association, Inc. dated September 28, 1981.

                    Section 10:  Uncontrollable Forces

          Neither Party to this Agreement shall be considered to be in default in performance of any obligation hereunder (except for the payment of money due which will not be so excused) if failure of performance shall be due to an Uncontrollable Force. The term "Uncontrollable Force" means any cause beyond the control of the Party affected, including, but not limited to, failure of facilities, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, labor disturbance, sabotage, and restraint by court order or public authority, which by exercise of due foresight such Party could not reasonably have been expected to avoid, and which by exercise of due diligence it shall be unable to overcome. A Party shall not, however, be relieved of liability for failure of performance if and to the extent such failure be due to causes arising out of its own negligence or deliberate misconduct. Any Party rendered unable to fulfill any obligation by reason of an Uncontrollable Force shall exercise due diligence to remove such inability with all reasonable dispatch and shall notify the other Party of such Uncontrollable Force as soon as practicable. Nothing contained herein, however, shall be construed to require a Party to prevent or settle a strike against its will. Economic hardship shall not constitute Uncontrollable Force.

                       Section 11:  Indemnification

          Except as provided in this Section each Party hereto hereby assumes all liability for injury or damage to persons or property arising from the act or neglect of its own employees, agents or contractors and shall indemnify and hold the other Party harmless from any liability arising therefrom. Notwithstanding the foregoing, no Party shall be liable, whether in contract warranty, tort or strict liability, to the other Party for any injury or death to any person, or for any loss or damage to any property, caused by or arising out of an electric disturbance on that Party's electric system, whether or not such electric disturbance resulted for that Party's negligent or wrongful act or omission, excepting only action knowingly or intentionally taken, or failed to be taken, with the intent that injury or damage should result therefrom, or which action is wantonly reckless. Each Party releases the other Party from, and shall indemnify the other Party for, any such liability. As used in this Section, (1) the term "Party" means, in addition to such Party itself, its directors, officers, and employees; (2) the term "damage" means all damage, including consequential damage, and (3) the term "person" means any person, including those not connected with either Party to this Agreement.

                        Section 12:  Choice of Law

          This Agreement shall be subject to and construed in accordance with the laws of the State of Wyoming.

                            Section 13: Waiver

           Failure by a party to exercise any right, remedy or option hereunder or delay in exercising such right, remedy or option shall not operate as a waiver by such Party of its right to exercise any such right, remedy or option. No waiver by a Party shall be effective unless it is in writing and signed by such Party, and then only to the extent specifically stated.

                         Section 14:  Arbitration

          14.1 Selection of Arbitrator. The Parties shall make reasonable efforts to settle all disputes arising under this Agreement as a matter of normal business and without recourse to either arbitration of litigation. If any dispute arises under this Agreement that the Parties do not settle, the Parties shall arbitrate the matter before an arbitrator who is an attorney or engineer familiar with contracts governing the operation of electrical systems. Any arbitration may be initiated by either Party submitting to the other Party a Notice of Arbitration within one year following the date such dispute arises. The Parties shall have 30 days following the submittal of a Notice of Arbitration by either Party to attempt to mutually agree upon an arbitrator. If the Parties are unable to agree on an arbitrator within that time, either Party may request that a judge of the United States District Court for Wyoming designate three persons to serve as an arbitrator. If the parties are unable to agree on the selection of one of the three as an arbitrator, each party shall strike one of the three and the remaining persons shall serve as the arbitrator. The first party to strike a proposed arbitrator shall be chosen by lot.

               14.2 Conduct of Arbitration. The arbitrator shall have discretion to establish a schedule and procedure for the arbitration and may conduct the arbitration based upon written submittals. The arbitrator shall afford the Parties any or all of the discovery rights provided for in the Federal Rules of Civil Procedure.

          14.3 Arbitration Costs. Each Party shall bear its own costs of the arbitration, including its attorneys' fees. The parties shall share equally the costs of the arbitrator.

                         Section 15:  Audit Rights

          Black Hills shall have the right to audit and to examine any supporting documentation related to any billing under this Agreement. Any such audit shall be undertaken by Black Hills, or its representatives, at reasonable times and in conformance with generally-accepted auditing standards. The right to audit any billing shall extend for a period of two years following such billing. PacifiCorp agrees to fully cooperate with any audit by Black Hills and to retain all necessary records or documentation for the entire length of the audit period. If any such audit discloses that an overpayment or an underpayment has been made, the amount of such overpayment or underpayment shall promptly be paid to the Party to whom it is owed by the other Party with interest as determined pursuant to Subsection 7.3.

                        Section 16:  Assignability

          Neither Party shall assign this Agreement without the prior written consent of the other Party, with such consent not unreasonably withheld. Nothing contained in this Section shall be construed to prevent either party from making a collateral assignment of the revenues due under the terms of this Agreement. No assignment, merger or consolidation shall relieve any Party of any obligation under this Agreement. Subject to the foregoing restriction in this Section, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

                       Section 17: Entire Agreement

          This Agreement constitutes the entire Agreement of the Parties hereto and supersedes all prior Agreements, whether oral or written, with respect to the transactions addressed herein. This Agreement may be amended only by a written document executed by the Parties hereto.

                           Section 18:  Notices

          Any notice, demand, or request provided for in this Agreement shall be deemed properly served, given, or made if delivered in person or sent by registered or certified mail, postage paid, to the person so designated as its authorized representative. The titles and addresses of the authorized representatives hereunder are as follows:

               For BLACK HILLS:

                    Vice President, Power Supply
                    Black Hills Corporation
                    625 Ninth St.
                    P.O. Box 1400
                    Rapid City, SD 57701

     with a copy to:

                    Controller
                    Black Hills Corporation
                    625 Ninth St.
                    P.O. Box 1400
                    Rapid City, SD 57701

               For PACIFICORP:

                    Vice President, Power Systems
                    PacifiCorp
                    825 NE Multnomah, Suite 485
                    Portland, Oregon 7232-2153

     with a copy to:

                    Manager, Customer Contract Administration
                    PacifiCorp
                    825 NE Multnomah, Suite 625
                    Portland, Oregon 7232-2153

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their respective names by their respective officers thereunto duly authorized, all of the day and year first above written.
                                 PACIFICORP


                                 By:     /c/Brian D. Sickels
                                         Brian D. Sickels
                                 Title:  Vice President, Power Systems

                                 BLACK HILLS CORPORATION


                                 By:     /c/Thomas M. Ohlmacher
                                 Title:  Vice President, Power Supply

                                APPENDIX A

                   Sample Calculation of Rate of Deposit

     1.   Specified Annual Energy Requirement               30,000 MWh

     2.   Less energy rollover from prior year               4,234 MWh

     3.   Amount of energy to be deposited                  25,766 MWh
               (Line 1-Line 2)

     4.   Number of Heavy Load Hours in Storage Period     1,920 Hours
               (Heavy Load Hours less planned maintenance)

     5.   Rate of deposit                                 13.420 MWh/h
               (Line 3 divided by Line 4)

     6.   Round or truncate to whole number                  14 MWh/h*

     7.   Revised energy delivered                          26,880 MWh
               (Line 6 * Line 4)

     8.   Revised Annual Energy Requirement                 31,114 MWh
               (Line 7 + Line 2)























_______________

          *Black Hills may vary the rate of deposit plus or minus 25% of the constant rate as provided at Subsection 5.2.